Exhibit 3.5

ARTICLES OF INCORPORATION

OF

ABR PROPERTIES, INC.

THE UNDERSIGNED, acting as sole incorporator of ABR Properties, Inc. (hereinafter, the “Corporation”) under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as hereafter amended and modified (the “FBCA”) hereby adopts the following Articles of Incorporation (the “Articles”) for the Corporation:

ARTICLE I

Name

The name of the Corporation is: ABR Properties, Inc.

ARTICLE II

Business and Activities

The Corporation may, and is authorized to, engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE III

Shares

The total number of shares which the Corporation shall have the authority to issue shall be One Thousand (1,000) shares, consisting of a single class of common stock having a par value of $.01 per share.

ARTICLE IV

Preemptive Rights

No shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

ARTICLE V

Principal Office

The address of the Principal Office of the Corporation is 34125 U.S. Hwy. 19 North, Palm Harbor, Pinellas County, Florida 34684. The location of the Principal Office shall be subject to change as may be provided in bylaws duly adopted by the Corporation.

ARTICLE VI

Mailing Address

The mailing address of the Corporation is 34125 U.S. Hwy. 19 North, Palm Harbor, Florida 34684.

ARTICLE VII

Initial Registered Office and Agent

The address of the initial Registered Office of the Corporation is 1201 Hays Street, Tallahassee, Florida 32301, and the initial Registered Agent at such address is Corporation Service Company.

ARTICLE VIII

Incorporator

The name and address of the sole incorporator of the Corporation is: Thomas E. Lange, Foley & Lardner, 100 N. Tampa Street, Suite 2700, Tampa, Florida 33602.

IN WITNESS WHEREOF, these Articles have been signed by the undersigned incorporator this 31st day of October, 1995.

/s/ Thomas E. Lange
Thomas E. Lange, Incorporator

ACCEPTANCE OF APPOINTMENT BY INITIAL

REGISTERED AGENT

THE UNDERSIGNED, a corporation resident of the State of Florida, having been named in Article VII of the foregoing Articles of Incorporation as initial Registered Agent at the office designated therein, hereby accepts such appointment and agrees to act in such capacity. The undersigned hereby states that it is familiar with, and hereby accepts, the obligations set forth in Section 607.0505, Florida Statutes, and the undersigned will further comply with any other provisions of law made applicable to it as Registered Agent of ABR Properties, Inc.

DATED, this 11 day of November, 1995.

Corporation Service Company

By:
Its:	Agent

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